Exhibit 99.1

Carrollton Bancorp Reports 29% Decrease in First Quarter Net Income Resulting from Closing One Branch and Also Announces a $0.12 Quarterly Dividend

BALTIMORE--(BUSINESS WIRE)--Carrollton Bancorp, (NASDAQ:CRRB) the parent company of Carrollton Bank, announced today net income for the first quarter of 2008 of $429,000 ($0.16 per diluted share) compared to $601,000 ($0.21 per diluted share) for the first quarter of 2007, a 29% decrease. The Company’s earnings performance in the first quarter was impacted by the $368,000 pretax charge to close the Wilkens Plaza drive-thru, partially offset by the $80,000 gain related to the Visa, Inc. initial public offering that occurred in March 2008.

Carrollton Bancorp also announced a quarterly dividend of $0.12 per share, payable June 2, 2008 to shareholders of record on May 15, 2008.

Mr. Robert A. Altieri, President and Chief Executive Officer, stated “the closing of the Wilkens Plaza branch was one of several strategic initiatives to reduce operating expenses and eliminate unprofitable financial centers. We expect to continue our efforts of reducing expenses through the consolidation of our operations center and headquarters, but we do not expect, at this time, to close any additional financial centers”.

Total assets for the period ended March 31, 2008 compared to March 31, 2007 reflect a 5% increase to $363.8 million. The increase was the result of the Company strategically increasing investment securities by $13.5 million. During the same period, total loans decreased $1.2 million resulting mainly because of payoffs and decreased loan demand. However, loan demand has increased and we expect to see growth in the second quarter of 2008. Total deposits were substantially the same at $277.8 million. During the same period, stockholders’ equity decreased 6% or $2.2 million to $33.1 million or 9.11% of total assets. The decrease was another strategic initiative established by the Company to repurchase approximately 200,000 shares of stock of the Company for $2.9 million.

The Company recorded a provision for loan losses of $99,000 in the first quarter of 2008 and $66,000 in the first quarter of 2007. The allowance for loan losses represented 1.27% of outstanding loans as of March 31, 2008. Non-performing assets totaled $6.2 million at March 31, 2008 compared to $5.9 million at December 31, 2007 and $4.3 million at March 31, 2007. The increase over the fourth quarter of 2007 was due primarily to one commercial real estate loan totaling $550,000, which management believes is well secured.

Mr. Robert A. Altieri, President and Chief Executive Officer, stated that “as expected, nonperforming assets increased in the first quarter and given our Company’s overall credit risk profile, we anticipate that any increases in net chargeoffs and nonperforming assets in the current year will continue to be manageable”.

For the quarter ended March 31, 2008 and 2007, net interest income was $3.402 million and $3.428 million, respectively. The $26,000 decrease in net interest income was due to the compression of the Company’s net interest margin (NIM) to 4.18% for the quarter ended March 31, 2008 from 4.34% in the comparable quarter in 2007. The small reduction in NIM was during a time when the Federal Open Market Committee (FOMC) reduced rates by 3%. The decrease in the net interest income from the 16 basis point decrease in the net interest margin was substantially offset by the $10.5 million increase in average interest earning assets.

Noninterest income continues to be a large contributor to the Company's profitability. The majority of the Company’s non interest income is derived from three sources: the Bank’s Electronic Banking Division, Carrollton Mortgage Services, Inc. (CMSI), and Carrollton Financial Services, Inc., the latter two wholly owned subsidiaries of Carrollton Bank. Non interest income increased 4% or $62,000 to $1.7 million in the first quarter of 2008 compared to the first quarter of 2007. The increase was due to the $47,000 gain in brokerage commissions, $50,000 increase in Electronic Banking, $51,000 increase in mortgage banking fees and gains and the $80,000 gain related to the Visa, Inc. initial public offering that occurred in March 2008. These increases were partially offset by the $159,000 decrease in service charges. The decrease in service charges was primarily due to the one time charge of approximately $132,000 in the first quarter of 2007 for a commercial customer.

Noninterest expenses were $4.4 million in the first quarter of 2008 compared to $4.1 million in 2007, an increase of $328,000 or 8.0%. This includes the one time charge of $368,000 as mentioned above. Salaries decreased $143,000 and employee benefits increased $144,000 largely because of an increase in medical expenses. Occupancy costs increased due to normal lease escalation charges, the new Cockeysville branch lease that began in March, 2007, and an increase in the new Perry Hall branch lease that relocated from White Marsh on January 7, 2008.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 11 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., both wholly owned subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended March 31,
	2008	2007	%Change
	(unaudited)	(unaudited)
Results of Operations
Net interest income	$3,402,775	$3,428,715	-1%
Provision for loan losses	99,000	66,000
Noninterest income	1,660,186	1,598,570	4%
Noninterest expenses	4,417,019	4,089,425	8%
Income taxes	117,993	270,968	56%
Net income	428,949	600,892	-29%

Per Share
Net income - diluted	$0.16	$0.21	-24%
Cash dividends declared	0.12	0.12	0%
Book value	12.57	12.51	0%
Common stock closing price	13.00	17.69	-27%

At March 31
Short term investments	$1,667,264	$1,168,459	43%
Investment securities	67,289,016	53,804,630	25%
Gross loans (net of unearned income) (a)	269,789,415	270,940,354	0%
Earning assets	340,980,395	327,511,043	4%
Total assets	363,824,797	347,595,658	5%
Total deposits	277,771,644	277,999,187	0%
Shareholders' equity	33,128,693	35,291,014	-6%

Common shares outstanding	2,635,377	2,821,195

Average Balances
Short term investments	$3,520,595	$1,425,172	147%
Investment securities (b)	58,484,820	53,340,822	10%
Gross loans (net of unearned income) (a)	268,915,342	265,808,025	1%
Earning assets	332,694,325	322,155,980	3%
Total assets	354,349,685	344,175,654	3%
Total deposits	278,987,944	276,844,432	1%
Shareholders' equity	34,689,020	34,977,897	-1%

Earnings Ratios
Return on average total assets	0.48%	0.70%
Return on average shareholders'
equity	4.95%	6.87%
Net interest margin	4.18%	4.34%

Credit Ratios
Nonperforming assets as a percent of period-end loans and foreclosed real estate	2.42%	1.63%
Allowance to total loans	1.27%	1.18%
Net loan losses to average loans	0.04%	-0.07%

Capital Ratios (period end)
Shareholders' equity to total
assets	9.11%	10.15%
Leverage capital	9.09%	9.92%
Tier 1 risk-based capital	11.39%	12.15%
Total risk-based capital	12.64%	13.44%

(a) Includes loans held for sale
(b) Excludes market value adjustment on securities available for sale

CONTACT:
Carrollton Bancorp
James M. Uveges, Chief Financial Officer, 410-536-7308